Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2011 Financial Results

CORAL GABLES, FL. - February 28, 2012 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended ended December 30, 2011. For the full year 2011, the Company reported earnings per diluted share of $1.56, compared with earnings per diluted share of $1.02 in 2010. Excluding asset impairment and other charges and credits the Company reported earnings per diluted share of $1.82, compared with earnings per diluted share of $1.77 in 2010. The Company reported a net loss per diluted share of $0.17 in the fourth quarter of 2011, compared with net loss per diluted share of $0.16 in the fourth quarter of 2010. Excluding asset impairment and other charges and credits the Company's net loss per diluted share was $0.15 for the fourth quarter of 2011 compared with earnings per diluted share of $0.07 in the fourth quarter of 2010.
"Despite higher fuel costs worldwide and continued weakness in the European economy which negatively impacted consumer demand for fresh produce, we delivered full year 2011 results that were significantly higher than 2010," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Throughout the year, we expanded our presence in emerging markets, bolstered our distribution channels and added new product offerings. We believe with our strong balance sheet and these strategic initiatives we are well positioned to deliver attractive returns for Fresh Del Monte shareholders over the long term.”
Net sales for the year 2011 increased 1 percent to $3.6 billion, compared with the prior year period. The increase was attributable to higher net sales in the Company's banana and other fresh produce segments. Net sales for the fourth quarter of 2011 were $780.8 million, compared with $816.7 million in the prior year's fourth quarter. The decrease in net sales was the result of underperformance in Europe across many of the Company's business segments, primarily due to lower selling prices.
Gross profit for the year 2011 was $319.5 million, compared with $272.4 million in 2010. Excluding asset impairment and other charges and credits, gross profit was $318.1 million in 2011, compared with $281.1 million in 2010. The increase in gross profit for the full year is attributable to higher gross profit in the Company's banana and prepared food business segments, partially offset by lower gross profit in the Company's other fresh produce business segment. Gross profit for the fourth quarter of 2011 was $30.9 million, compared with $39.6 million in the fourth quarter of 2010. Excluding asset impairment and other charges and credits, gross profit was $28.6 million in the fourth quarter of 2011, compared with $40.0 million in the fourth quarter of 2010. The decrease in gross profit for the fourth quarter is principally due to lower gross profit in the Company's other fresh produce segment in Europe and higher costs associated with fuel as well as the negative impact of unfavorable exchange rates.
Operating income for the year 2011 was $115.9 million, compared with $77.5 million in 2010. Excluding asset impairment and other charges and credits, operating income was $130.8 million in 2011, compared with $123.5 million in 2010. The increase in operating income for the full year is attributable to higher gross profit and lower asset impairments and other charges, net. The operating loss for the fourth quarter of 2011 was $20.9 million, compared with an operating loss of $13.2 million in the prior year's fourth quarter. Excluding asset impairment and other charges and credits, operating loss for the fourth quarter of 2011 was $19.7 million, compared with operating income of $0.4 million in the fourth quarter of 2010. The change was primarily attributable to lower gross profit and higher selling, general and administrative expenses.
Net income for the year 2011 was $92.5 million, compared with $62.2 million in 2010. Excluding asset impairment and other charges and credits net income was $107.4 million in 2011, compared with $108.2 million in 2010. Net loss for the fourth quarter of 2011 was $10.1 million, compared with a net loss of $9.6 million in the fourth quarter of 2010. Excluding asset impairment and other charges and credits the Company reported a net loss for the fourth quarter of 2011 of $8.9 million, compared with net income of $4.0 million in the fourth quarter of 2010. The change was primarily the result of higher operating losses, partially offset by higher tax benefits.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Year ended

Income Statement:	December 30,	December 31,	December 30,	December 31,
	2011	2010	2011	2010
Net sales	$780.8	$816.7	$3,589.7	$3,552.9
Cost of products sold	752.2	776.7	3,271.6	3,271.8
Other (credits) charges, net (1)	(2.3)	0.4	(1.4)	8.7
Gross profit	30.9	39.6	319.5	272.4

Selling, general and administrative expenses	48.8	40.9	190.4	166.8
Gain on sales of property, plant and equipment	0.5	1.3	3.1	9.2
Asset impairment and other charges, net (2)	3.5	13.2	16.3	37.3
Operating (loss) income	(20.9)	(13.2)	115.9	77.5

Interest expense, net	0.7	2.0	5.7	9.9
Other expense, net	5.9	0.9	9.7	7.5

(Loss) income before income taxes	(27.5)	(16.1)	100.5	60.1

(Benefit from) provision for income taxes	(16.6)	(5.4)	5.7	(0.7)
Net (loss) income	$(10.9)	$(10.7)	$94.8	$60.8

Less: Net (loss) income attributable to noncontrolling interests	(0.8)	(1.1)	2.3	(1.4)
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(10.1)	$(9.6)	$92.5	$62.2

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(0.17)	$(0.16)	$1.57	$1.03

Net (loss) income per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(0.17)	$(0.16)	$1.56	$1.02

Dividends declared per ordinary share	$0.10	$0.05	$0.30	$0.05

Weighted average number of ordinary shares:
Basic	57,775,645	59,062,206	58,893,832	60,535,978
Diluted	57,775,645	59,062,206	59,163,282	60,710,939

Selected Income Statement Data:
Depreciation and amortization	$18.4	$19.5	$73.5	$78.7

Non-GAAP Measures:
Reported net (loss) income per share - Diluted	$(0.17)	$(0.16)	$1.56	$1.02
Other (credits) charges, net (1)	$(0.04)	$0.01	$(0.02)	$0.14
Asset impairment and other charges, net (2)	$0.06	$0.22	$0.28	$0.61
Adjusted net (loss) income per share - Diluted (3)	$(0.15)	$0.07	$1.82	$1.77

(1)
For 2011, other (credits) charges, net related principally to insurance reimbursements and the write-off of inventory as a result of the melon program rationalization in Central America. For 2010, other charges, net related principally to exit activities in Brazil, damage caused by floods in our Guatemala banana farms and earthquake in Chile, partially offset by insurance reimbursements.

(2)
For 2011, asset impairment and other charges, net related principally to our melon program rationalization in Central America, under-utilized facilities in the United Kingdom, insurance reimbursements, legal costs in Hawaii and our decision to abandon under-performing banana areas in the Philippines and Costa Rica. For 2010, asset impairment and other charges, net related principally to exit activities in South Africa and Brazil, our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease, damage caused by floods in our Guatemala banana farms and earthquake in Chile, partially offset by insurance reimbursements.

(3)
Management reviews adjusted net (loss) income, adjusted net (loss) income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	December 30, 2011					December 31, 2010
Segment Data:
	Net Sales		Gross Profit (Loss)			Net Sales		Gross Profit (Loss)

Banana	$384.4	49%	$(2.9)	(2)	(9)%	$395.3	48%	$(10.7)		(27)%
Other Fresh Produce (1)	315.4	41%	26.1		84%	327.9	41%	41.9		106%
Prepared Food	81.0	10%	7.7		25%	93.5	11%	8.4		21%
	$780.8	100%	$30.9		100%	$816.7	100%	$39.6		100%

	Year ended
	December 30, 2011					December 31, 2010
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$1,653.1	46%	$88.3	(2)	28%	$1,620.3	46%	$31.4	(2)	11%
Other Fresh Produce (1)	1,581.6	44%	177.9	(3)	55%	1,572.8	44%	195.4	(3)	72%
Prepared Food	355.0	10%	53.3		17%	359.8	10%	45.6		17%
	$3,589.7	100%	$319.5		100%	$3,552.9	100%	$272.4		100%

	Quarter ended					Year ended
Net Sales by Geographic Region:	December 30, 2011		December 31, 2010			December 30, 2011		December 31, 2010

North America	$376.2	48%	$385.9		47%	$1,806.8	50%	$1,741.3		49%
Europe	188.0	24%	210.2		26%	854.8	24%	913.8		26%
Asia	90.3	12%	92.0		11%	431.5	12%	411.1		11%
Middle East	104.9	13%	112.9		14%	429.2	12%	421.1		12%
Other	21.4	3%	15.7		2%	67.4	2%	65.6		2%
	$780.8	100%	$816.7		100%	$3,589.7	100%	$3,552.9		100%

(1)
As a result of our decision to exit grain operations during 2010 and the elimination of third-party ocean freight services from Northern Europe to the Caribbean during 2009, we have combined the other products and services segment with the other fresh produce segment in 2011 due to the relative size of the remaining operations. Prior year amounts have been reclassified to conform to the 2011 presentation.

(2)
Banana gross profit for the quarter and year ended December 30, 2011 included a $2.0 million insurance reimbursement related to the 2010 flood damage in our Guatemala banana farms. Banana gross profit for the year ended December 31, 2010 included a net charge of $2.1 million related to the write-off of inventory and other costs and an insurance reimbursement as a result of flood damage in our Guatemala banana farms.

(3)
Other fresh produce gross profit for the year ended December 30, 2011 included a $1.3 million insurance reimbursement as a result of damage caused by the 2010 earthquake in Chile and a charge of $0.8 million and $0.5 million related to the write-off of inventory as a result of the melon program rationalization and an under-utilized fresh-cut facility in the United Kingdom, respectively. Other fresh produce gross profit for the year ended December 31, 2010 included charges of $6.6 million principally related to the write-off of inventory as a result of exit activities in Brazil and damage caused by the earthquake in Chile.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$46.9	$49.1
Trade accounts receivable, net	290.7	313.8
Other accounts receivable, net	63.9	63.4
Inventories	428.9	410.4
Other current assets	61.6	44.6
Total current assets	892.0	881.3

Investment in and advances to unconsolidated companies	2.3	4.0
Property, plant and equipment, net	1,022.9	1,033.1
Goodwill	402.3	406.4
Other noncurrent assets	184.5	192.9
Total assets	$2,504.0	$2,517.7

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$343.2	$331.9
Current portion of long-term debt and capital lease obligations	2.2	5.3
Other current liabilities	24.4	30.3
Total current liabilities	369.8	367.5

Long-term debt and capital lease obligations	213.3	290.3
Other noncurrent liabilities	205.8	228.4
Total liabilities	788.9	886.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,689.4	1,607.2
Noncontrolling interests	25.7	24.3
Total shareholders' equity	1,715.1	1,631.5
Total liabilities and shareholders' equity	$2,504.0	$2,517.7

Selected Balance Sheet Data:
Working capital	$522.2	$513.8
Total debt	$215.5	$295.6

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 30,	December 31,
	2011	2010
Operating activities:
Net income	$94.8	$60.8
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	73.5	78.7
Amortization of debt issuance costs	3.4	2.3
Asset impairment charges	16.7	38.7
Gain on sales of property, plant and equipment	(3.1)	(9.2)
Foreign currency translation adjustment	(0.3)	0.6
Other changes	0.5	3.2
Changes in operating assets and liabilities:
Receivables	21.5	4.0
Inventories	(21.5)	31.1
Other current assets	(2.9)	5.3
Accounts payable and accrued expenses	13.9	(8.4)
Other noncurrent assets and liabilities	(0.8)	(9.7)
Net cash provided by operating activities	195.7	197.4

Investing activities:
Capital expenditures	(79.4)	(70.8)
Proceeds from sales of property, plant and equipment	4.7	16.0
Return of investment by an unconsolidated company	—	4.2
Net cash used in investing activities	(74.7)	(50.6)

Financing activities:
Net payments on long-term debt	(80.6)	(31.3)
Contributions from (distributions to) noncontrolling interests	(3.1)	3.4
Proceeds from stock options exercised	22.8	2.2
Excess tax benefit from stock-based compensation	2.9	—
Repurchase of shares	(50.0)	(108.1)
Dividends paid	(17.7)	(2.9)
Net cash used in financing activities	(125.7)	(136.7)

Effect of exchange rate changes on cash	2.5	4.5

Net (decrease) increase in cash and cash equivalents	(2.2)	14.6
Cash and cash equivalents, beginning	49.1	34.5
Cash and cash equivalents, ending	$46.9	$49.1

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Fresh Del Monte Produce Inc.

Full Year 2011 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year increased 2% to $1.7 billion, compared with $1.6 billion in 2010, primarily due to higher selling prices in the Company's Asia and North America regions. Worldwide pricing increased $0.54, or 4%, to $14.22 per unit, compared with $13.68 per unit in 2010. Volume was 2% lower. Gross profit for the year was $88.3 million, compared with gross profit of $31.4 million in 2010. Unit costs were in line with the prior year.
Other Fresh Produce
Net sales for the year were in line with the prior year period. Gross profit for the year was $177.9 million, compared with gross profit of $195.4 million in 2010.
Gold pineapple - Net sales increased 4% to $529.3 million. Volume increased 6%. Pricing decreased 1%. Unit cost was 8% higher.
Fresh-cut - Net sales increased 12% to $353.8 million. Volume increased 7%. Pricing increased 4%. Unit cost was 6% higher.
Melon - Net sales decreased 31% to $123.3 million. Volume decreased 32%. Pricing was in line with the prior year. Unit cost was 4% higher.
Non-tropical - Net sales increased 14% to $333.7 million. Volume increased 6%. Pricing increased 7%. Unit cost was 12% higher.
Tomato - Net sales decreased 8% to $104.8 million. Volume decreased 10%. Pricing increased 1%. Unit cost was 6% higher.
Prepared Food
Net sales decreased 1% to $355.0 million, compared with $359.8 million in 2010. Gross profit for the year was $53.3 million, compared with $45.6 million in 2010.

Fourth Quarter 2011 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter decreased 3% to $384.4 million, compared with $395.3 million in the prior year's fourth quarter, primarily due to lower selling prices in Europe. Worldwide pricing increased $0.39, or 3%, to $13.17 per unit, compared with $12.77 per unit in the fourth quarter of 2010. Volume was 6% lower. Gross profit for the quarter was a loss of $2.9 million, compared with a loss of $10.7 million in the fourth quarter of 2010. Unit costs were 2% higher.
Other Fresh Produce
Net sales for the quarter decreased 4% to $315.4 million, compared with $327.9 million in the fourth quarter of 2010, largely attributable to lower net sales in the Company's melon and tomato product lines. Gross profit for the quarter was $26.1 million, compared with gross profit of $41.9 million in the fourth quarter of 2010.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2011 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales were in line with the prior year period. Volume increased 7%. Pricing decreased 5%. Unit cost was 7% higher.
Fresh-cut - Net sales increased 11% to $81.9 million. Volume increased 8%. Pricing increased 3%. Unit cost was 7% higher.
Melon - Net sales decreased 44% to $16.2 million. Volume decreased 46%. Pricing increased 4%. Unit cost was 23% higher.
Non-tropical - Net sales increased 9% to $46.8 million. Volume decreased 2%. Pricing increased 11%. Unit cost was 15% higher.
Tomato - Net sales decreased 36% to $15.8 million. Volume decreased 32%. Pricing decreased 6%. Unit cost was 3% lower.
Prepared Food
Net sales decreased 13% to $81.0 million for the quarter compared with $93.5 million in the prior year's fourth quarter. Gross profit for the quarter was $7.7 million, compared with $8.4 million in the fourth quarter of 2010.

Cash Flows
Net cash provided by operating activities for the full-year of 2011 was $195.7 million, compared with $197.4 million in the same period of 2010.
Total Debt
Total debt decreased from $295.6 million at the end of 2010 to $215.5 million at the end of the fourth quarter of 2011.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter 2011 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 along with other reports that the Company has on file with the Securities and Exchange Commission.

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